Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-155607) and on Forms S-8 (Registration Nos. 333-48130, 033-54158, 333-58676, 333-115713, 333-159513, 333-174145, 333-208188, 333-188594 and 333-211238) of Quaker Chemical Corporation of our report dated March 29, 2019, except for the paragraph under the subheading “Subsequent Event Alleviating Substantial Doubt” and the change in the manner in which Global Houghton Ltd. accounts for net periodic pension cost discussed in Note 1 to the consolidated financial statements, as to which the date is August 29, 2019, relating to the financial statements of Global Houghton Ltd., which appears in this Current Report on Form 8-K/A.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 29, 2019